        Exhibit 97.1

ADIENT PLC
AMENDED AND RESTATED EXECUTIVE INCENTIVE
COMPENSATION RECOUPMENT POLICY
1.    Purpose. The purpose of this Amended and Restated Executive Incentive Compensation Recoupment Policy (this “Policy”) is to describe the circumstances under which Adient plc (the “Company”) has the right, or is required, to recover, reduce or cancel certain compensation paid or awarded to, or earned by, certain employees. Any references in compensation plans, agreements, equity awards or other policies to the Company’s “recoupment”, “clawback” or similarly-named policy shall be deemed to refer to this Policy with respect to (a) Incentive-Based Compensation Received after the Effective Date and (b) any other compensation paid, awarded or earned after the Amendment Effective Date. With respect to (x) Incentive-Based Compensation Received prior to the Effective Date, such references to the Company’s “recoupment”, “clawback” or similarly-named policy in compensation plans, agreements, equity awards or other policies shall be deemed to refer to the Company’s “recoupment,” “clawback” or similarly-named policy in effect prior to the Effective Date and (y) other compensation paid, awarded or earned prior to the Amendment Effective Date, such references to the Company’s “recoupment”, “clawback” or similarly-named policy in compensation plans, agreements, equity awards or other policies shall be deemed to refer to the Company’s “recoupment,” “clawback” or similarly-named policy in effect prior to the Amendment Effective Date.
2.    Mandatory Recovery of Compensation. In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation.
3.    Discretionary Recovery of Compensation. If any of the following has occurred with respect to a current or former Covered Officer, then the Administrator may instruct the Company, and the Company shall be entitled (to the extent permitted by applicable law), to recover, reduce or cancel all or a portion of any equity- or cash-based award or any other past or future compensation (other than base salary) paid or awarded to, or earned by, such current or former Covered Officer on or after the Amendment Effective Date:
(a)    The Covered Officer has committed a material breach of any agreement between the Covered Officer and the Company or materially violated any Company policy, the Company has notified the Covered Officer of such breach or violation, as applicable, and the Covered Officer has not cured such breach or violation within 15 days after such notification;
(b)    The Covered Officer has been convicted of, or entered a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or of a lesser crime having as its predicate element fraud, dishonesty or misappropriation of property, whether or not property of the Company (if, in the case of a crime having as its predicate element fraud or dishonesty, such fraud or dishonesty related to actions of the Covered Officer associated with or related to the Company or its affiliates);
(c)    The Covered Officer has engaged in willful misconduct, willful dishonesty, or illegal conduct that the Administrator reasonably determines has caused or could cause material financial or reputational harm to the Company or its affiliates; or
(d)    The Covered Officer has willfully and materially failed to comply with any valid and legal directive of the Company.
4.    Definitions. For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:
(a)    “Accounting Restatement” shall mean any accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b)    “Amendment Effective Date” shall mean September 13, 2024.
(c)    “Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company.
(d)    “Effective Date” shall mean October 2, 2023.
(e)    “Erroneously Awarded Compensation” shall mean the excess of (i) the amount of Incentive-Based Compensation Received by a person (A) after beginning service as a Covered Officer, (B) who served as a Covered Officer at any time during the performance period for that Incentive-Based Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association and (D) during the Recovery Period; over (ii) the Recalculated Compensation.
(f)    “Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities Exchange

Commission. Each of stock price and total shareholder return is a financial reporting measure. For the avoidance of doubt, incentive-based compensation subject to this Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.
(g)    “Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, on the compensation Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed.
(h)    Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
(i)    “Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Company’s Board of Directors (the “Board”), a committee thereof, or the Company’s authorized officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

5.    Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors on the Board in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:
(a)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed.
(b)    Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association.
(c)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
6.    Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation or any compensation subject to recovery under Section 3: (a) require the Covered Officer to repay such amount; (b) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; and (c) subject to Section 5(c), to the extent the Erroneously Awarded Compensation or other compensation subject to recovery was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture. If the Erroneously Awarded Compensation or other compensation subject to recovery consists of shares of the Company’s common stock, and the Covered Officer still owns such shares, then the

Company may satisfy its recovery obligations or rights by requiring the Covered Officer to transfer such shares back to the Company.
7.    Other.
(a)    This Policy shall be administered and interpreted, and may be amended from time to time, by the Board or any committee to which the Board may delegate its authority in its sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed (the Board or such committee, the “Administrator”), and the determinations of the Administrator shall be binding on all Covered Officers.
(b)    The Company shall not indemnify any Covered Officer against the loss of Erroneously Awarded Compensation.
(c)    The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosure required by the Securities Exchange Commission filings.
(d)    Any right to recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.

Effective: October 2, 2023
Amendment Effective Date: September 13, 2024
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